EXHIBIT 99.1

NEWS RELEASE
Nabors 3Q2009 EPS Equals $0.18 Ex-Items with Normalized Tax Rate
Hamilton, Bermuda, October 20, 2009 /PRNewswire-FirstCall/ Nabors Industries Ltd. (NYSE: NBR) today announced its results for the third quarter and nine months ended September 30, 2009. Adjusted income derived from operating activities was $112.8 million for the third quarter compared to $364.5 million in the third quarter of 2008 and $143.9 million (excluding non-cash items) in the second quarter of this year. Due to the distortion caused by the level of non-cash charges incurred earlier this year, the majority of which is attributable to the ceiling test and other impairments in our oil and gas operations, the below numbers are presented excluding those non-cash charges and applying the current estimated full year tax rate while backing out the tax effects of the non-cash charges. On that basis, net income was $42.5 million ($0.15 per diluted share) for the third quarter compared to $194.0 million ($0.67 per diluted share) in the third quarter of 2008 and $90.9 million ($0.32 per diluted share) in the second quarter of 2009. For the nine months ended September 30, 2009, adjusted income derived from operating activities was $530.7 million compared to $916.0 million in 2008. Net income for the first nine months of 2009 was $317.9 million ($1.12 per diluted share) compared to $582.4 million ($2.01 per diluted share) in the first nine months of 2008.
Gene Isenberg, Nabors’ Chairman and CEO, commented, “We expect this quarter to represent the bottom in our consolidated results for this cycle. This is best illustrated by the bounce we have experienced in our US Lower 48 land drilling operations where we have seen over 20 rigs return to work since the low point in early August. We have also seen modest rate increases on high efficiency rigs in selected markets. In addition, we are receiving an increasing number of inquiries regarding incremental first quarter start-ups. These positive indications are also evident in our US Offshore business where we already have a 2010 contract backlog which is approximately 20 percent higher than the anticipated full year results for 2009. Although our International unit will not bottom out for another quarter or two, inquiries have increased significantly in the last quarter pointing to improved results in 2010 in this unit also.
“Operationally, results in our US Lower 48 land drilling and Alaskan drilling operations were better than we had previously indicated, substantially offsetting weaker than expected results in our International, Canadian, US Offshore and US Well Servicing businesses. The operating income result implies $0.18 in non-GAAP EPS before the adverse effects of numerous items that ultimately reduced non-GAAP EPS to $0.15 per share. The principal reasons for the net income shortfall were foreign exchange losses of $0.03 and a $0.01 decline in the value of our holdings in the Chinese rig manufacturer Honghua Group. These charges were slightly offset by a net tax benefit of $0.01 that resulted from a catch up adjustment in our estimated full year effective tax rate, which reduced to 10 percent from the previous estimate of 15 percent. The revised estimate is a result of lower income expectations in our higher taxed US and Canadian operations, with some entities actually operating at a loss, while our international tax rate remained at approximately 15 percent. The additional interest deduction associated with the 9.25 percent notes we issued in January 2009 is also serving to reduce the effective tax rate.
“In our US Lower 48 land drilling unit we believe the number of employed rigs has bottomed out, rebounding from its low point of 117 rigs in early August to average 123.6 rigs during the quarter, 20 rigs below the second quarter average. Today the contracted rig count stands at 137 including 22 rigs on standby. The recent increase in our rig count is exclusively the result of deployments for horizontal drilling applications in the higher profile shales. Increasingly we are seeing tangible evidence supporting our long-held conviction that rig demand and margins are a function of drilling efficiency differentials. This is borne out by recent increases in utilization and margins for our high end rigs in certain markets.
“Today the utilization of our 86 PACE® rigs is 91 percent with only eight uncommitted and bidding. During and subsequent to the third quarter we deployed another four new-built PACE® rigs, all with three year term contract commitments, and have 12 others contracted and scheduled to commence through the second quarter of next year. This will bring the total number of PACE® rigs in our US Lower 48 land rig fleet to 98. Rig margins during the quarter actually increased sequentially by $768 per rig day when the lump sum early termination payments of the prior quarter are excluded. Margins reached $9,673 per rig day in the third quarter with most of that increase attributable to the cost reductions that were effected during the quarter and that will be more fully reflected in the fourth quarter. Margins for our 62 PACE® rigs increased to an averaged of $11,957 per rig day while margins for the balance of our operating rigs declined slightly to $7,399 per rig day. Demand for our PACE® and higher efficiency SCR rigs remains healthy, particularly in deeper areas such as the Bakken, Haynesville and Eagle Ford shales.
“Our US Offshore business posted its first ever loss this quarter due to continuation of the slow down in activity that started in the second quarter in response to a drop in oil prices. While virtually all of this unit’s activity during the last two years has been oil related, what proved to be a rapid rebound in oil prices did not lead to higher rig activity due to the onset of hurricane season. As a result, MODS™ platform rigs on deep water applications constituted almost all of the rig activity this quarter, activity that was insufficient to offset the complete shutdown of every other class of rig. We expect the fourth quarter to realize a modest improvement as eight rigs return to work late in the quarter, some on short term commitments. The outlook for 2010 and beyond is relatively strong as evidenced by the fact that next year’s contract backlog already exceeds 2009’s projected results by 20 percent, with several large, long-term incremental projects likely to materialize.
“Our International results were lower than projected as a large number of maturing contracts were suspended rather than renewed, in contrast to previous indications from customers. This precipitated what is expected to be a further modest decline in the fourth quarter, which should reach bottom by year end or early in the first quarter. Nearly all of the reduced expectations for this year result from this lower utilization. We averaged 97 rigs operating in the third quarter, down from 104 rigs in the second quarter and 121 rigs at this time last year. Margins have fared much better averaging $17,802 per rig day in the third quarter, down only slightly from the second quarter peak of $18,084. The forward outlook is brighter as some of these recently idled rigs, plus others that have been stacked longer, are beginning to return to work, with indications that even more of these rigs will return to service during 2010.

“Our US Well Servicing business was also down to breakeven levels and would have been even lower were it not for aggressive cost reduction efforts that will aggregate to nearly $50 million annually. Lower rig and truck hours had the greatest impact on the quarter’s results, with rig hours at roughly one-half of the same quarter last year and truck hours off by one-third. Revenue per hour was down 15 percent for rigs and 20 percent for trucks. We expect to post a modest loss in the seasonally slow fourth quarter with hours falling further due to shorter work days and the number of non-working holidays. Visibility as to an upturn in this business is still lacking, but the onset of a new budget year with a higher oil price environment augurs for improved activity in 2010.
“In Canada we incurred a loss as business did not improve coming out of the seasonally slow second quarter spring thaw period. Third quarter activity was essentially flat with an average of 12 rigs operating at an average margin per rig day of $8,248 compared to 11 rigs at $10,156 in the second quarter. In the fourth quarter we expect to realize further cost savings plus an increase in rig activity that should be sufficient to achieve at least a return to breakeven operating income. There is very limited visibility for full year 2010. However, we think that first quarter results will be in line with the first quarter of 2009, reflecting further cost reductions and the seasonal high in activity. Most of the increased activity will be in the further delineation and development of the highly promising Horn River and Montney shale plays of northeast British Colombia, areas particularly well suited to our rig fleet. Longer term we believe Canada is vital to the North American gas supply and will restore rapidly once gas prices stabilize at economic levels, which the longer term strip implies.
“Alaska results reflected the seasonal low point and benefited modestly from lump sum payments in settlement of two contracts that would have expired at the end of the year. These accelerated payments will reduce fourth quarter results accordingly. We expect next year to be a trough year with income down by as much as 50 percent as a result of three fewer rig years and a weak dayrate environment. There are several significant opportunities that are likely to materialize between now and mid next year that would provide a basis for a more promising longer term outlook starting in 2011. This includes the potential for incremental Coiled Tubing / Stem Drilling rigs.
“Our Other Operating Segments unit was adversely impacted by lower activity, most notably a reduction in the quantity of third party top drive shipments during the quarter. We expect the fourth quarter to post a modest improvement as top drive shipments are expected to be higher, partially offset by lower seasonal results in our Alaskan Joint Ventures. Our Oil and Gas operations were at a breakeven level as profitability in our existing hedged gas production was offset by unhedged gas volumes.
“Our financial position remains strong and we expect our free cash flow generation to increase in subsequent quarters as cost controls contribute further and capital spending decreases. We believe these and other measures will allow us to increase cash and investments to a level where net debt to capitalization will be reduced to the high twenty’s percentile range. This should provide sufficient liquidity to redeem our convertible debt due May 2011. When combined with our ready access to capital including our plan to establish a $400 to $500 million revolving credit facility, this gives us the additional flexibility to take advantage of any attractive investment opportunities that may arise.

“In summary, I am confident this quarter represents the low point for our US Lower 48 drilling, US Offshore, Canadian and Other Operating Segments entities, leading to a bottoming out of our consolidated operating income. We also expect the fourth quarter will represent the seasonal low point in the results of our US Well Servicing and Alaskan businesses and a likely bottoming out in our International unit. We believe the pace of the quarterly improvement in our results will be moderate for several quarters since the timing of significant increases in activity is not yet known. Nonetheless we are confident the upturn will soon be felt. One reason for our optimism is the higher forward prices for crude and gas which currently are over $85 and $7 respectively in 2011. Additionally, the performance by our rigs and their growing acceptance with the most discriminating customers is enhancing our market penetration. Regardless of the timing of the turnaround, the breadth of our market exposure and the suitability of our global fleet to today’s changing rig requirements will allow us to outperform our peers.”
The Nabors companies own and operate approximately 538 land drilling and approximately 772 land workover and well-servicing rigs in North America. Nabors’ actively marketed offshore fleet consists of 40 platform rigs, 13 jackup units and 3 barge rigs in the United States and multiple international markets. In addition, Nabors manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics and facilities maintenance, and project management services. Nabors participates in most of the significant oil, gas and geothermal markets in the world.
The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.
The Company will host a conference call tomorrow, October 21, 2009 at 10:00 a.m. Central Time to discuss the results and its outlook in more detail. You may access a webcast of the call through Nabors’ website at www.nabors.com > Investor Relations > Events Calendar or via www.streetevents.com. The Company will post a set of slides on its website in advance of the call in order to provide additional detail on its operations. For further information, please contact Dennis A. Smith, Director of Corporate Development for Nabors Corporate Services, Inc. at 281-775-8038. To request Investor Materials, call our corporate headquarters in Hamilton, Bermuda at 441-292-1510 or inquire via email to mark.andrews@nabors.com.

NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2009	2008	2009	2009	2008
Revenues and other income:
Operating revenues	$791,915	$1,454,562	$867,869	$2,857,829	$4,036,820
Earnings (losses) from unconsolidated affiliates (1)	13,457	7,933	(8,127)	(59,097)	(551)
Investment income (loss)	(1,805)	(22,235)	18,248	25,584	29,004

Total revenues and other income	803,567	1,440,260	877,990	2,824,316	4,065,273

Costs and other deductions:
Direct costs	432,876	805,533	453,922	1,552,085	2,293,481
General and administrative expenses	82,050	122,648	163,808	353,201	350,883
Depreciation and amortization	174,372	162,198	165,974	499,498	447,211
Depletion	3,295	7,656	2,590	8,638	28,684
Interest expense	66,671	50,546	66,027	199,776	146,613
Losses (gains) on sales and retirements of long-lived assets and other expense (income), net	11,218	10,875	6,469	390	22,130
Impairments and other charges (2)	—	—	227,083	227,083	—

Total costs and other deductions	770,482	1,159,456	1,085,873	2,840,671	3,289,002

Income (loss) before income taxes	33,085	280,804	(207,883)	(16,355)	776,271

Income tax expense (benefit):
Current	37,901	83,501	(43,425)	43,933	222,553
Deferred	(34,346)	3,320	28,528	(22,002)	(28,722)

Income tax expense (benefit)	3,555	86,821	(14,897)	21,931	193,831

Net income (loss) (4)	$29,530	$193,983	$(192,986)	$(38,286)	$582,440

Earnings (losses) per share: (3) (4)
Basic	$.10	$.69	$(.68)	$(.14)	$2.07
Diluted	$.10	$.67	$(.68)	$(.14)	$2.01

Weighted-average number of common shares outstanding: (3)
Basic	283,197	282,389	283,154	283,150	281,135

Diluted	287,407	289,149	283,154	283,150	289,805

Adjusted income derived from operating activities (1) (5)	$112,779	$364,460	$73,448	$385,310	$916,010

(1)	Includes ($75.0) million representing our proportionate share of a non-cash pre-tax full cost ceiling test writedown from our domestic oil and gas joint venture recorded during the nine months ended September 30, 2009.

(2)	Represents non-cash pre-tax impairments and other charges recorded during the three months ended June 30, 2009 and nine months ended September 30, 2009.

(3)	See “Computation of Earnings (Losses) Per Share” included herein as a separate schedule.

(4)	See impact of Impairments and other charges at “Consolidated Statements of Income Items Excluding Certain Non-Cash Items (Non-GAAP)” included herein as a separate schedule.

(5)	Adjusted income derived from operating activities is computed by: subtracting direct costs, general and administrative expenses, depreciation and amortization, and depletion expense from Operating revenues and then adding Earnings (losses) from unconsolidated affiliates. Such amounts should not be used as a substitute to those amounts reported under accounting principles generally accepted in the United States of America (GAAP). However, management evaluates the performance of our business units and the consolidated company based on several criteria, including adjusted income derived from operating activities, because it believes that this financial measure is an accurate reflection of the ongoing profitability of our Company. A reconciliation of this non-GAAP measure to income before income taxes, which is a GAAP measure, is provided within the table set forth immediately following the heading “Segment Reporting”.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30,	June 30,	December 31,
(In thousands, except ratios)	2009	2009	2008
ASSETS
Current assets:
Cash and short-term investments	$1,104,163	$1,196,440	$584,245
Accounts receivable, net	702,712	787,653	1,160,768
Other current assets	284,211	318,068	421,580

Total current assets	2,091,086	2,302,161	2,166,593
Long-term investments and other receivables	138,093	140,101	239,952
Property, plant and equipment, net	7,728,506	7,621,186	7,331,959
Goodwill	163,984	162,812	175,749
Investment in unconsolidated affiliates	473,420	433,955	411,727
Other long-term assets	202,002	209,147	191,919

Total assets	$10,797,091	$10,869,362	$10,517,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$280	$168,699	$225,030
Other current liabilities	663,595	675,800	903,829

Total current liabilities	663,875	844,499	1,128,859
Long-term debt	4,084,587	4,063,288	3,600,533
Other long-term liabilities	878,476	913,751	884,401

Total liabilities	5,626,938	5,821,538	5,613,793
Shareholders’ equity	5,170,153	5,047,824	4,904,106

Total liabilities and shareholders’ equity	$10,797,091	$10,869,362	$10,517,899

Cash, short-term and long-term investments (1)	$1,242,256	$1,336,541	$824,197

Funded debt to capital ratio: (2)
- Gross	0.41 : 1	0.43 : 1	0.41 : 1
- Net of cash and investments	0.33 : 1	0.34 : 1	0.35 : 1
Interest coverage ratio: (3)	8.4 : 1	11.4 : 1	20.7 : 1

(1)	The September 30, 2009, June 30, 2009 and December 31, 2008 amounts include $127.7 million, $128.1 million, and $224.2 million, respectively, in oil and gas financing receivables that are included in long-term investments and other receivables.

(2)	The gross funded debt to capital ratio is calculated by dividing funded debt by funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt. Capital is defined as shareholders’ equity. The net funded debt to capital ratio is calculated by dividing net funded debt by net funded debt plus deferred tax liabilities net of deferred tax assets plus capital. Net funded debt is defined as the sum of (1) short-term borrowings, (2) current portion of long-term debt and (3) long-term debt reduced by the sum of cash and cash equivalents and short-term and long-term investments and other receivables. Capital is defined as shareholders’ equity. Both of these ratios are a method for calculating the amount of leverage a company has in relation to its capital. The gross funded debt and net funded debt to capital ratios are not measures of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

(3)	The interest coverage ratio is a trailing twelve-month computation of the sum of income (loss) before income taxes, interest expense, depreciation and amortization, depletion expense, impairments, and our proportionate share of non-cash pre-tax writedowns from our oil and gas joint ventures less investment income and then dividing by cash interest expense. This ratio is a method for calculating the amount of operating cash flows available to cover cash interest expense. The interest coverage ratio is not a measure of operating performance or liquidity defined by accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures presented by other companies.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SEGMENT REPORTING
(Unaudited)
The following tables set forth certain information with respect to our reportable segments and rig activity:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except rig activity)	2009	2008	2009	2009	2008
Reportable segments:
Operating revenues and Earnings (losses) from unconsolidated affiliates:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$212,004	$505,197	$249,859	$851,742	$1,351,106
U.S. Land Well-servicing	89,459	204,029	100,080	323,901	557,392
U.S. Offshore	25,708	68,581	41,947	128,047	185,759
Alaska	45,210	38,496	53,207	161,199	137,979
Canada	58,219	127,412	45,651	217,464	376,952
International	307,660	368,418	327,551	977,867	1,014,882

Subtotal Contract Drilling (2)	738,260	1,312,133	818,295	2,660,220	3,624,070
Oil and Gas (3) (4)	10,091	29,532	(6,001)	(55,954)	54,924
Other Operating Segments (5) (6)	89,774	169,131	104,931	350,173	504,872
Other reconciling items (7)	(32,753)	(48,301)	(57,483)	(155,707)	(147,597)

Total	$805,372	$1,462,495	$859,742	$2,798,732	$4,036,269

Adjusted income derived from operating activities:
Contract Drilling: (1)
U.S. Lower 48 Land Drilling	$46,382	$176,819	$70,075	$245,699	$438,012
U.S. Land Well-servicing	342	42,433	6,192	20,192	104,287
U.S. Offshore	(163)	18,456	6,724	23,391	42,897
Alaska	11,145	10,159	16,374	48,344	41,408
Canada	(10,448)	13,534	(10,538)	(7,651)	40,889
International	86,865	111,048	101,303	291,143	303,450

Subtotal Contract Drilling (2)	134,123	372,449	190,130	621,118	970,943
Oil and Gas (3) (4)	(90)	17,577	(15,228)	(86,652)	11,080
Other Operating Segments (5) (6)	3,978	18,239	5,321	28,253	50,094
Other reconciling items (8)	(25,232)	(43,805)	(106,775)	(177,409)	(116,107)

Total	112,779	364,460	73,448	385,310	916,010
Interest expense	(66,671)	(50,546)	(66,027)	(199,776)	(146,613)
Investment income (loss)	(1,805)	(22,235)	18,248	25,584	29,004
(Losses) gains on sales and retirements of long-lived assets and other (expense) income, net	(11,218)	(10,875)	(6,469)	(390)	(22,130)
Impairments and other charges (9)	—	—	(227,083)	(227,083)	—

Income (loss) before income taxes	$33,085	$280,804	$(207,883)	$(16,355)	$776,271

Rig activity:
Rig years: (10)
U.S. Lower 48 Land Drilling	123.6	263.3	142.9	152.8	243.8
U.S. Offshore	7.8	19.2	12.2	11.7	17.5
Alaska	9.0	11.0	11.3	10.7	10.6
Canada	12.3	35.8	11.1	19.2	34.0
International (11)	97.1	121.3	104.1	105.0	120.2

Total rig years	249.8	450.6	281.6	299.4	426.1

Rig hours: (12)
U.S. Land Well-servicing	135,040	290,680	142,797	457,404	822,258
Canada Well-servicing	31,686	67,141	23,896	105,806	186,535

Total rig hours	166,726	357,821	166,693	563,210	1,008,793

(1)	These segments include our drilling, workover and well-servicing operations, on land and offshore.

(2)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $4.9 million, $.1 million, and $.6 million for the three months ended September 30, 2009 and 2008 and June 30, 2009, respectively, and $6.8 million and $9.7 million for the nine months ended September 30, 2009 and 2008, respectively.

(3)	Includes our proportionate share of non-cash pre-tax writedowns recorded by our domestic oil and gas joint venture of ($8.3) million for the three months ended June 30, 2009 and ($83.3) million for the nine months ended September 30, 2009.

(4)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $4.0 million, $7.1 million and ($11.0) million for the three months ended September 30, 2009 and 2008 and June 30, 2009, respectively, and ($79.2) million and ($17.6) million for the nine months ended September 30, 2009 and 2008, respectively.

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(5)	Includes our drilling technology and top drive manufacturing, directional drilling, rig instrumentation and software, and construction and logistics operations.

(6)	Includes earnings (losses), net, from unconsolidated affiliates, accounted for by the equity method, of $4.5 million, $.7 million and $2.3 million, for the three months ended September 30, 2009 and 2008 and June 30, 2009, respectively, and $13.3 million and $7.4 million for the nine months ended September 30, 2009 and 2008, respectively.

(7)	Represents the elimination of inter-segment transactions.

(8)	Represents the elimination of inter-segment transactions and unallocated corporate expenses.

(9)	Represents non-cash pre-tax impairments and other charges recorded during the three months ended June 30, 2009.

(10)	Excludes well-servicing rigs, which are measured in rig hours. Includes our equivalent percentage ownership of rigs owned by unconsolidated affiliates. Rig years represent a measure of the number of equivalent rigs operating during a given period. For example, one rig operating 182.5 days during a 365-day period represents 0.5 rig years.

(11)	International rig years include our equivalent percentage ownership of rigs owned by unconsolidated affiliates which totaled 2.5 years, 3.3 years and 2.3 years, during the three months ended September 30, 2009 and 2008 and June 30, 2009, respectively, and 2.6 years and 3.6 years during the nine months ended September 30, 2009 and 2008, respectively.

(12)	Rig hours represents the number of hours that our well-servicing rig fleet operated during the period.
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
COMPUTATION OF EARNINGS (LOSSES) PER SHARE
(Unaudited)
A reconciliation of the numerators and denominators of the basic and diluted earnings (losses) per share computations is as follows:

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
(In thousands, except per share amounts)	2009	2008	2009	2009	2008
Net income (loss) (numerator):
Net income (loss) — basic	$29,530	$193,983	$(192,986)	$(38,286)	$582,440
Add interest expense on assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes, net of tax:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	—

Adjusted net income (loss) — diluted	$29,530	$193,983	$(192,986)	$(38,286)	$582,440

Earnings (losses) per share:
Basic	$.10	$.69	$(.68)	$(.14)	$2.07

Diluted	$.10	$.67	$(.68)	$(.14)	$2.01

Shares (denominator):
Weighted-average number of shares outstanding-basic (4)	283,197	282,389	283,154	283,150	281,135
Net effect of dilutive stock options, warrants and restricted stock awards based on the if converted method	4,210	6,760	—	—	6,960
Assumed conversion of our zero coupon convertible/exchangeable senior debentures/notes:
$2.75 billion due 2011 (1)	—	—	—	—	—
$82.8 million due 2021 (2)	—	—	—	—	—
$700 million due 2023 (3)	—	—	—	—	1,710

Weighted-average number of shares outstanding — diluted	287,407	289,149	283,154	283,150	289,805

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(1)	Diluted earnings (losses) per share for the three and nine months ended September 30, 2009 and 2008 and the three months ended June 30, 2009 do not include any incremental shares issuable upon exchange of the $2.75 billion 0.94% senior exchangeable notes due 2011. During 2008 and the nine months ended September 30, 2009, we purchased $888.5 million par value of these notes in the open market, leaving $1.86 billion par value outstanding. The number of shares that we would be required to issue upon exchange consists of only the incremental shares that would be issued above the principal amount of the notes, as we are required to pay cash up to the principal amount of the notes exchanged. We would only issue an incremental number of shares upon exchange of these notes. Such shares are only included in the calculation of the weighted-average number of shares outstanding in our diluted earnings per share calculation, when our stock price exceeds $45.83 as of the last trading day of the quarter and the average price of our shares for the ten consecutive trading days beginning on the third business day after the last trading day of the quarter exceeds $45.83, which did not occur during any period for the three and nine months ended September 30, 2009 and 2008 and the three months ended June 30, 2009.

(2)	In June 2008 Nabors Delaware called for redemption of the full $82.8 million aggregate principal amount at maturity of its zero coupon senior convertible debentures due 2021 and in July 2008, paid cash of $60.6 million; an amount equal to the issue price of $50.4 million plus accrued original issue discount of $10.2 million. No common shares were issued as part of the redemption of the $82.8 million zero coupon convertible senior debentures.

(3)	In May 2008 Nabors Delaware called for redemption all of its $700 million zero coupon senior exchangeable notes due 2023 and in June and July 2008 issued an aggregate 5.25 million common shares which equated to the excess of the exchange value of the notes over their principal amount, as cash was required up to the principal amount of the notes exchanged. Diluted earnings per share for the three months ended June 30, 2008 reflect the conversion of the $700 million zero coupon senior exchangeable notes due 2023 resulting in the inclusion of the incremental number of shares that were required to be issued upon the exchange of these notes. The number of shares issued upon exchange equated to the excess of the exchange value of the notes over their principal amount, as Nabors Delaware was required to pay cash up to the principal amount of the notes exchanged. Because the conversion of the remaining balance of the shares was issued in July 2008, the entire dilutive effect of the 5.25 million shares was not recognized until the nine months ended September 30, 2008.

(4)	On July 31, 2009, the exchangeable shares of Nabors Exchangeco were exchanged for Nabors’ common shares on a one-for-one basis, and had essentially identical rights as Nabors Industries Ltd. common shares, including but not limited to, voting rights and the right to receive dividends, if any. Basic shares outstanding includes the following weighted-average number of common shares and restricted stock of Nabors and weighted-average number of exchangeable shares of Nabors (Canada) Exchangeco Inc., respectively: 283.2 million shares cumulatively for the three months ended September 30, 2009; 282.3 million and .1 million shares for the three months ended September 30, 2008; 283.1 million and .1 million shares for the three months ended June 30, 2009; 283.1 million and .1 million shares for the nine months ended September 30, 2009; and 281.0 million and .1 million shares for the nine months ended September 30, 2008.
For all periods presented, the computation of diluted earnings (losses) per share excludes outstanding stock options and warrants with exercise prices greater than the average market price of Nabors’ common shares, because the inclusion of such options and warrants would be anti-dilutive and such options and warrants are not considered participating securities. The average number of options and warrants that were excluded from diluted earnings (losses) per share that would potentially dilute earnings (losses) per share in the future were 16,595,790 and 3,402,760 shares during the three months ended September 30, 2009 and 2008, respectively; 35,783,476 shares during the three months ended June 30, 2009; and 34,085,988 and 2,945,505 shares during the nine months ended September 30, 2009 and 2008, respectively. In any period during which the average market price of Nabors’ common shares exceeds the exercise prices of these stock options and warrants, such stock options and warrants will be included in our diluted earnings (losses) per share computation using the if converted method of accounting. Restricted stock will be included in our basic and diluted earnings (losses) per share computation using the two class method of accounting in all periods because such stock is considered participating securities.

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NABORS INDUSTRIES LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME ITEMS EXCLUDING CERTAIN NON-CASH CHARGES (NON-GAAP)
(Unaudited)

			As adjusted to
	Actuals		Exclude Charges
	(GAAP)	Charges	(Non-GAAP)
(In thousands, except per share amounts)	Three Months Ended September 30, 2009
Operating revenues and Earnings (losses) from unconsolidated affiliates	$805,372	$—	$805,372
Adjusted income derived from operating activities	112,779	—	112,779
Income before income taxes	33,085	—	33,085
Net income (loss)	29,530	(12,997)	42,527
Diluted earnings (losses) per share	$0.10	$(0.05)	$0.15

	Three Months Ended June 30, 2009
Operating revenues and Earnings (losses) from unconsolidated affiliates	$859,742	$(8,295)	$868,037
Adjusted income derived from operating activities	73,448	(70,409)	143,857
Income (loss) before income taxes	(207,883)	(297,492)	89,609
Net income (loss)	(192,986)	(283,894)	90,908
Diluted earnings (losses) per share	$(0.68)	$(1.00)	$0.32

	Nine Months Ended September 30, 2009
Operating revenues and Earnings (losses) from unconsolidated affiliates	$2,798,732	$(83,295)	$2,882,027
Adjusted income derived from operating activities	385,310	(145,409)	530,719
Income (loss) before income taxes	(16,355)	(372,492)	356,137
Net income (loss)	(38,286)	(356,141)	317,855
Diluted earnings (losses) per share	$(0.14)	$(1.26)	$1.12
NABORS INDUSTRIES LTD. AND SUBSIDIARIES
SUMMARY OF NON-CASH CHARGES (NON-GAAP)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2009	2009	2009
Impairment to oil and gas financing receivable	—	$(112,516)	$(112,516)
Rig asset retirements and impairments	—	(64,229)	(64,229)
Other-than-temporary impairment — debt security	—	(35,649)	(35,649)
Goodwill impairment	—	(14,689)	(14,689)
Stock compensation charges	—	(62,114)	(62,114)
Equity method oil and gas venture impairments	—	(8,295)	(83,295)

Total charges before income taxes	—	(297,492)	(372,492)

Tax benefit/expense (1)	(12,997)	13,598	16,351

Total charges after taxes	$(12,997)	$(283,894)	$(356,141)

(1)	This represents the difference between the tax (expense) benefit recorded during the period in accordance with the interim period tax allocation rules and the amount of tax (expense) benefit that would have resulted from the application of the interim period tax allocation rules if the non-cash charges were excluded. The remaining tax effect of these items will be recognized during the fourth quarter of 2009.

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